Exhibit 99.1
Neustar Completes Leadership Transition
James G. Cullen Elected Chairman of the Board, CEO Lisa Hook Named to the Board;
Founder and Chairman Jeff Ganek Steps Down from the Board, Will Continue as an Advisor to the Board
Sterling, VA, November 15, 2010 — Neustar (NYSE-NSR) today announced that its Board of Directors has completed the company’s leadership transition process by electing James G. Cullen as Chairman, as well as electing CEO Lisa Hook to fill the Board seat vacated by Neustar’s Chairman Jeff Ganek, who founded Neustar in 1996.
Mr. Cullen has served as a director of Neustar since 2005, and been lead director of the company since 2006. He retired in 2000 as President and Chief Operating Officer of Bell Atlantic Corporation (now Verizon), a position he had held since 1993. Mr. Cullen is also a director, audit committee member and chairman of the compensation committee of Prudential Financial, Inc., non-executive Chairman of the Board of Agilent Technologies, Inc. and a director and chairman of the audit committee of Johnson & Johnson.
Ms. Hook was elected CEO of Neustar effective October 15, 2010, following a succession plan by which Mr. Ganek retained his position as Chairman of the Board. With Mr. Ganek’s departure from the Board, Mr. Cullen’s election as Chairman, and Ms. Hook’s election to the Board, the leadership transition plan for Neustar is completed. Mr. Ganek will continue to serve the company he founded as an advisor to the Board.
Neustar CEO Lisa Hook said, “I’m delighted to work with Jim Cullen as Chairman of the Board, as the company will benefit tremendously from his wisdom and leadership. Neustar’s business is strong, the company’s growth prospects are excellent, and with our leadership transition completed, we can move into the next phase of delivering value to our customers and shareholders. I’m also truly pleased that we will be able to call on Jeff Ganek as an advisor to the Board. His knowledge of the company and the industry we serve is unparalleled.”
Neustar is the world’s leading addressing and policy management company, operating authoritative databases for telephone numbers and area codes for the United States and Canada; DNS solutions that direct and manage traffic on the Internet; directories for Internet domains as well as Common Short Codes used to facilitate text messaging; and is building the entertainment industry’s digital content locker.
CONTACT: Media: Allen Goldberg of Neustar, +1-571-434-5520, allen.goldberg@neustar.biz;
Investors: Brandon Pugh of Neustar, +1-571-434-5659, brandon.pugh@neustar.biz